August 14, 2009

Re: Closing of Wells Fund III Limited Partnership

Dear Financial Representative:

I am pleased to inform you that Wells Fund III Limited Partnership is now officially closing and going "full cycle," since its remaining property, 2100 Space Park Drive in Houston, Texas, was sold on April 30, 2009.

In connection with closing the Fund, your client(s) may be eligible to receive two distributions in 2009 - an initial distribution of net sale proceeds and a final liquidating distribution after expenses and obligations of the partnership have been provided for. These distributions will be made to limited partners effective as of October 1, 2009. In order to make this distribution in October, we must receive any transfers of unit ownership in good order no later than August 31, 2009.  Furthermore, since these will be the final distributions for the partnership, the partnership will not recognize transfers received after August 31, 2009.

Examples:

  If your clients are in the process of selling their shares in the Wells Fund III Limited Partnership on the secondary market and we receive the transfer in good order by August 31, 2009, the new limited partner will receive these distributions.
  If your clients are in the process of purchasing units on the secondary market, we must receive the transfer in good order no later than August 31, 2009, in order for them to participate in these distributions.

The Fund currently has approximately $2,638,000 in net sale proceeds from the sale of its remaining property, 2100 Space Park Drive, on April 30, 2009. We expect to make the first distribution of $2,200,000 in October 2009, which will be treated as a distribution of net sale proceeds in accordance with the applicable provisions of the partnership agreement. The remaining $438,000 will fund expenses and obligations of the partnership including but not limited to, legal fees, audit and tax fees, printing and postage costs, potential liabilities under the final purchase and sale agreement, and other administrative expenses. We anticipate making a final liquidating distribution of unused reserves to the limited partners and dissolving the partnership in the fourth quarter of 2009.

Please note that we cannot determine the amounts to be received by each individual limited partner at this time because the limited partners of record have not been finalized. The partnership agreement dictates how proceeds will be distributed, and some units may not be eligible for this distribution. In accordance with the partnership agreement, the General Partners will not receive any sale proceeds at this time. In the next 30 to 45 days, we will inform you and your clients as to whether their units are eligible to participate in the net sale proceeds distribution, the estimated amount they will receive, and the various means for receiving funds. At that time, we also will provide you with a list of your clients who will receive the follow-up notification.

Should your client(s) wish to consider investing their proceeds in another Wells investment program after determining their suitability, please call our Client Services Specialists at 800-557-4830 to request subscription documents and investor sales kits, which include a prospectus. Please note that in such event, Wells will need to receive any such paperwork no later than September 28, 2009. Wells products have minimum investment requirements and income/net worth requirements that are set by each state. Please consult the prospectus for specific state information and other details that may impact an investor's suitability.

In the event that we do not have net sale proceeds distribution instructions for your client(s) on file by September 28, 2009, Wells will default to distributing funds as follows:

  Account(s) with Reliance Trust Company as IRA Custodian: Reliance will place the distribution into the FDIC-Insured Money Market Deposit Account held by United Community Bank within the IRA so that it will be treated as a nontaxable event. The funds will remain in this account until Reliance receives instructions from your client(s) to liquidate the investment in the Money Market Deposit Account. A Reliance distribution election form must be completed by the investor in order to transfer funds out of the IRA.
  Account(s) with a Custodian other than Reliance Trust Company: A check will be sent directly to that custodian.
  Account(s) with no Custodian: A check will be sent directly to the primary investor of record.

If you have any questions, please contact us at 800-557-4830. Our Client Services Specialists are available Monday through Thursday, 8:15 a.m. to 6:30 p.m., and Friday, 8:15 a.m. to

5:30 p.m. (ET). You also may send an e-mail to client.services@wellsref.com.

Thank you for your support of Wells Fund III Limited Partnership and the Wells organization through the years.

Sincerely,

Thomas E. Larkin

Chief Sales Officer

Enclosures

Disclosures

This material may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as "may," "will," "expect," "intend," "anticipate," "estimate," "believe," "continue," or other similar words. Readers of this material should be aware that there are various factors that could cause actual results to differ materially from any forward-looking statements made in this letter. Factors that could cause or contribute to such differences include, but are not limited to, changes in general economic and business conditions, industry trends, changes in government rules and regulations (including changes in tax laws), and increases in interest rates. Accordingly, readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this letter. We do not make any representations or warranties (expressed or implied) about the accuracy of any such forward-looking statements. This is neither an offer nor a solicitation to purchase securities.

LPMPLTRI0906-0525-III-FR